Exhibit 10.6

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of March 31, 2023 (the “Agreement”), is entered into by and among SMC Entertainment, Inc, a Nevada corporation (the “Buyer”), and each of the Persons identified as sellers on the signature pages hereto (each a “Seller” and together the “Sellers). Buyer and the Sellers may be referred to individually in this Agreement as a “Party” and collectively as the “Parties.” Capitalized Terms used herein and not otherwise defined have the meanings given to such terms in Exhibit B attached hereto.

RECITALS

WHEREAS, Sellers collectively own one hundred percent (100%) of the issued and outstanding equity interests of Fyniti Global Equities EBT Inc., a Nevada corporation, (hereinafter referred to as the “Company”), consisting of fully diluted shares of common stock of the Company (the “Equity Interests”), and

WHEREAS Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, Equity Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

PURCHASE AND SALE

1.1	Exchange of Equity Interests. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell and deliver to Buyer, and Buyer shall purchase from each Seller, the Equity Interests set forth next to such Seller’s name on Exhibit A, free and clear of all Liens, for the consideration specified in Section 1.2.

1.2	Purchase Price. The aggregate purchase price to be paid by Buyer to the Sellers (the “Purchase Price”) will be Twenty-five Million Dollars ($25,000,000.00) to be paid by delivery of Two Million, Five Hundred Thousand (2,500,000) unregistered shares (the “Shares”) of Buyer’s $10.00 Series B Preferred Stock (the “Preferred Stock”). The Preferred Stock is convertible into the Buyer’s common stock in accordance with the terms and conditions set forth in the Buyer’s Certificate of Designation and Amendments, thereto, filed with the Nevada Secretary of State. A copy of the Certificate of Designation and Amendments thereto is attached hereto as Exhibit C and made a part hereof.

1.3	Allocation of Purchase Price. The aggregate Purchase Price payable to the Sellers will be allocated among and paid to the Sellers as set forth on Exhibit A hereto.

CLOSING MATTERS

1.4	Closing. The closing of the purchase and sale of the Equity Interests contemplated by this Agreement (the “Closing”) will take place remotely on April 21th 2023 with the signing of this Agreement by exchanging faxed or e-mailed copies of signed documents. The date of the Closing is April 21th 2023 the “Closing Date,” and the Closing will be deemed effective as of 12:00 p.m. EST on the Closing Date (the “Effective Time”).

1.5	Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction of each of the following conditions:

(a)	Due Diligence. The Buyer shall have completed its financial, tax, and legal, due diligence of the Company to its satisfaction.

(b)	Consents. The Sellers will have obtained and delivered to Buyer all required third party consents.

(c)	Release of Liens. The Sellers will have obtained releases of all Liens, other than the Liens set forth on Schedule (c), on the assets of the Company and the Equity Interests. The Sellers will have delivered such payoff letters, discharges of Liens, releases of guarantees, and other releases as are reasonably requested by Buyer at or prior to Closing.

1.6	Closing Documents. At the Closing, the Company will have delivered, or will have caused to be delivered, to Buyer, all of the following documents:

(a)	a certificate from the Secretary of the Company certifying the Organizational Documents of the Company;

(b)	a Certificate of Good Standing for the Company from the Nevada Secretary of State, or similar documents for all the subsidiaries;

(c)	certificates or other documents representing the Equity Interests, as well as such stock powers or similar transfer documentation as shall be reasonably requested by Buyer;

(d)	written resignations of the officers and members of the Board of directors of the Company, each duly executed by the appropriate parties;

(e)	Company. Original record and minute books, equity ledgers and registers, and company seals, if any, of the Company.

(f)	such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request prior to Closing.

1.7	Conditions to the Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement on the Closing Date is subject to Buyer’s delivery to the Sellers copies of the following:

(a)	resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery, and performance of this Agreement,

(b)	issuance of the shares of Preferred Stock of Buyer to each Seller, as shown on Exhibit A; and

(c)	all other agreements or instruments contemplated hereby and the consummation of the transactions contemplated hereby.

POST CLOSING AGREEMENTS

1.8	Raising Capital. The Buyer agrees to raise up to $2,000,000 for the benefit of the Company with, $250,000 to be paid to the Company upon the Closing. The balance of the $2,000,000 raise will be paid to the Company in quarterly installments of $250,000 based on the milestone achievements of the Company as per Schedule 1, attached hereto and made a part hereof.

COVENANTS

1.9	Sales and Transfer Taxes. Each party to the transaction is responsible for its taxes, penalties and interest thereon and will any pay its sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing, and similar Taxes that may be incurred in connection with this Agreement, together with any and all penalties, interest, and additions to Tax with respect thereto.

1.10	Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the cost and expense of the requesting Party.

1.11	Confidentiality. Each Seller agrees that Seller will not use, or permit the use of, any of the information relating to the Business, or relating to Buyer or Buyer’s Affiliates, furnished to such Seller in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to

Buyer or Buyer’s Affiliates, or otherwise than in connection with the transaction, and that it will not disclose, divulge, provide or make accessible (collectively, “Disclose” or “Disclosure”), or permit any other Person to Disclose, any of the Information to any individual or entity, other than its investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of his counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the Sellers will first obtain the recipients’ undertaking to comply with the provisions of this Section 1.10 with respect to such Information.

1.12	Certain Tax Matters.

(a)	Tax Returns. The Company will prepare or cause to be prepared, and file, or cause to be timely filed, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date (such Tax Returns constituting the “Pre-Closing Tax Returns”). The Company will timely pay all Taxes due with respect to all Pre-Closing Tax Returns. The Company will provide any unfiled Pre-Closing Tax Returns to Buyer for review at least ten (10) Business Days prior to filing, and the Company will reflect any reasonable comments made by Buyer on such Tax Returns. Notwithstanding the foregoing, the Company will not extend or amend any Tax Returns with respect to any Tax period ending on or prior to the Closing Date without the prior written consent of Buyer. The buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company for all Tax periods beginning after the Closing Date. The buyer will timely pay all Taxes due with respect to all Tax periods beginning after the Closing Date, except that Sellers shall be responsible for that portion of any Taxes.

(b)	Cooperation; Audit. After the Closing Date, Buyer and the officers and directors of the Company will and will cause their respective Affiliates to cooperate in the preparation of all Tax Returns of the Company and will provide, or cause to be provided, to the requesting Party any records or other information requested by such Party in connection therewith.

(c)	Release by Sellers. Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by the Sellers, each Seller hereby irrevocably releases and forever discharges the Company and Buyer, and their respective Affiliates, officers, managers, directors, members, partners (general or limited), agents, and employees, and the successors, heirs, assigns, executors and administrators to the foregoing (collectively, the “Released Parties”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which the Sellers ever had, now has or which the Sellers can, shall or may have, against the Released Parties, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company or its Affiliates, and arising at any time on or prior to the Closing Date, whether in the Seller’s capacity as an equity holder, director, manager, officer, employee, holder of Indebtedness or otherwise, and the Released Parties shall not have liability with respect thereto, provided, however, that such release shall not will not apply to obligations owing to the Sellers arising pursuant to the Transaction Documents.

1.13	Release by Companies. Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, each of the Released Parties hereby irrevocably releases and forever discharges each Seller, and their respective Affiliates, partners (general or limited), agents, and employees, and the successors, heirs, assigns, executors and administrators to the foregoing (collectively, the “Seller Released Parties”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which the Released Parties ever had, now has or which the Released Parties can, shall or may have, against the Seller Released Parties, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company or its Affiliates, and arising at any time on or prior to the Closing Date.

1.14	D&O Claims. Notwithstanding anything herein to the contrary elsewhere in this Agreement, each Seller hereby agrees that he will not make any claim for indemnification against Buyer, Buyer Indemnified Parties, or the Company by reason of the fact that he was a controlling person, manager, director, officer, or representative of the Company.

1.15	Lock-Up. The Parties acknowledge that the Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and will be subject to significant restrictions on transfer. Sellers acknowledge and agree that it and the beneficial owner of the Shares will have no right to sell, assign, pledge, hypothecate, distribute (as a dividend or otherwise), transfer, or otherwise dispose of or encumber the Shares (except by will or by the laws of descent and distribution), unless Buyer shall first have been provided with an opinion of counsel satisfactory to Buyer that such sale is exempt from such registration under the Securities Act and any applicable federal and state securities laws. The Shares will be subject to at least a six (6) months lock-up period starting on the Agreement’s effective date.

1.16	Board Composition Post-Acquisition. Effective upon the consummation of the acquisition on the Closing Date, the Company shall have the right to appoint one (1) representative (the “Company Representative”) as members to the Buyer’s board of directors (the “Board”) to serve for one term until their successors are elected and qualified. The Board shall nominate the Company’s Representatives as members to the Board at each annual stockholders’ meeting of the Buyer and so long as the Selling Shareholders own 10% of the Buyer’s issued and outstanding common stock and use its best efforts to have the Company’s nominees elected to the Board. The Company shall also have the right to appoint one officer of the Company.

1.17	REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY

The Sellers and Company, jointly and severally, represent and warrant to Buyer that the statements contained in this agreement are true and correct as of the date hereof except as set forth in the corresponding schedule of the disclosure schedules attached hereto (the “Disclosure Schedules”).

1.18	Organization and Qualification. The Company is a duly organized, validly existing corporation in good standing under the Laws of the state of its incorporation. The Company has all the requisite power, authority, and capacity to own, lease, and operate its assets and to carry on the Business as the same was and is now being conducted. The Company is qualified to transact business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify has not and would not reasonably be expected to have a Material Adverse Effect on the Company. The Sellers have heretofore delivered to Buyer complete and correct copies of the Company’s Organizational Documents now in effect, and the Company is not in default under or in violation of any provision of its Organizational Documents.

1.19	Power and Authority; Enforceability. The Company has all power and authority to enter into and consummate the transactions contemplated by this Agreement and any ancillary agreements (the “Transaction Documents”) to which they are a party. The Company’s execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents to which the Company is a party has been duly authorized by all necessary action on the part of the Company. The Transaction Documents have been duly executed and delivered by the Company. Such Transaction Documents constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that (a) their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally, and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

1.20	No Conflict. Neither the execution and delivery of this Agreement nor the performance of the provisions hereof or the transactions contemplated hereby: (a) violate or conflict with the Company’s Organizational Documents; (b) violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, that is applicable to the Company; or (c) will result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which the Company or any Seller is a party or by which any of their respective properties or assets may be bound or affected. Except as set forth on Schedule 1.19, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not require any material authorization, consent, approval, exemption, or other material action by or notice to any Governmental Entity or other third party, under any Material Contract or Governmental Contract to which the Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.

1.21	Capitalization. The capitalization of the Company is as set forth on Schedule 1.21. The Equity Interests set forth on Schedule 1.21 constitute all of the outstanding Equity Interests of the Company and are validly issued, fully paid, and non-assessable. There are (i) no outstanding subscriptions, options, calls, Contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any rights plan, and any right of conversion or exchange under any outstanding security, instrument, or other agreement, obligating any Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of any Company, respectively, or obligating the Company to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which the Company or the Sellers are a party or are bound with respect to the voting of any of the Equity Interests of the Company. Each Seller has a good and valid title to and beneficial ownership in the Equity Interests set forth on Exhibit A, and such Equity Interests are free and clear of all Liens. Except as set forth in Schedule 1.20, the Company has no equity interest in any direct or indirect subsidiary.

1.22	Financial Statements; Undisclosed Liabilities and Defaults.

(a)	The Company has delivered to the Buyer the unaudited balance sheets of the Company as of March 31, 2023, and the related statements of income, stockholders’ equity and cash flows such period. All of the foregoing financial statements are collectively referred to herein as the “Financial Statements.” The Financial Statements have been prepared by the Company’s accountant and fairly present, in all material respects, the financial condition and results of operation of the Company as at March 31, 2023, except as otherwise may be indicated therein.

(b)	The Company’s books of accounts and financial records are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. The Financial Statements have been prepared and presented based upon and in conformity with such books of account and financial records.

(c)	Except as set forth on Schedule (r) or as and to the extent adequately accrued or reserved against in the unaudited balance sheet of the Company as of March 31, 2023, the Company does not have any Liability, Indebtedness or obligation which would be required to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with the past practice since the Company’s inception on February 14, 2023.

1.23	Compliance with Laws.

(a)	The Company is in compliance in all material respects with all applicable Laws with respect to the Business.

(b)	The Company, including that of the subsidiaries and variable interest entities, hold all material permits, approvals, registrations, franchises, licenses, certificates, accreditations, and other authorizations of all Governmental Entities (the “Permits”) required for the conduct of the Business and all such Permits are set forth on Schedule 1.23. The Company has complied with and is in compliance with the terms and conditions of such Permits in all material respects. The Company has not received any notices that it is in material violation of any of the terms or conditions of such Permits. The Company has taken all reasonable action to maintain such Permits. No loss or expiration of any such Permit is pending or threatened other than expiration in accordance with the terms thereof. Except as set forth on Schedule 1.23, the Permits owned or used by the Company immediately prior to the Closing will be available for use by Buyer on the same terms and conditions immediately subsequent to the Closing.

1.24	Claims. Except as set forth on Schedule 1.24 and except for claims covered by insurance or otherwise made in the ordinary course of business, there are no claims, actions, suits, inquiries, proceedings (including any arbitration proceedings), judgments, orders, awards, decrees, or investigations, pending or, to the Knowledge of the Company, threatened against the Company or any officer, director or employee thereof, or any Seller, in each case relating to the Business. The Company’s counsel shall provide an attestation letter that expresses the reliability that no such claims exist at the time of the Agreement.

1.25	Title to Assets; Sufficiency. Except as set forth on Schedule 1.25, the Company holds good and marketable title to all of its property and assets, free and clear of any Liens, except Permitted Liens. No A person other than the Company has any right or interest in the assets of the Company, including the right to grant interests in the assets to third parties. All accounts and notes receivable of the Company represent amounts receivable for goods delivered or services provided (or in the case of notes and non-trade receivables, represent amounts in respect of other bona fide business transactions), to the Knowledge of the Company, are not subject to any defenses, counterclaims or rights of set off, have been billed and are generally due and payable within 30 days after billing, and subject to reasonable write-offs consistent with the prior experience of the Company, will be fully collectible in the Ordinary Course of Business.

1.26	Indebtedness and Guarantees. Except as set forth on Schedule 1.26, the Company has no Indebtedness, and the Company does not guarantee the Indebtedness of any third party. Schedule 1.26 accurately states the outstanding balance of all Indebtedness as of the Closing Date. The sale of the Equity Interests pursuant to this Agreement is made in exchange for fair and equivalent consideration. The transactions contemplated by this Agreement and the agreements referenced in this Agreement will not give rise to any right of any creditor of the Company to accelerate the due date or alter the repayment terms of any Indebtedness of the Company. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not give rise to any right of any creditor of the Sellers whatsoever against Buyer or to any of the Equity Interests in the hands of Buyer after the Closing.

1.27	Material Contracts. Schedule 1.27 contains a complete and accurate list of all Material Contracts to which the Company is a party. Except as set forth on Schedule 1.27, (a) the Company has performed in all material respects the obligations required to be performed by it to date under its Material Contracts, and (b) to the Knowledge of the Sellers, there are no defaults by any other party thereto, and, (c) to the Knowledge of the Sellers, no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by the Company under any such Material Contract, including the consummation of the transactions contemplated by this Agreement and no permission, waiver or approval is required to be obtained from any third party in order to preserve for Buyer the benefits of the Material Contracts after the consummation of the transaction contemplated by this Agreement. Each Material Contract is in full force and effect and constitutes a legal, valid, binding agreement of the Company except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The buyer has been supplied with, or been provided access to, a true and correct copy of all written Material Contracts and true and correct written summaries of all oral Material Contracts.

1.28	Intellectual Property. Set forth on Schedule 1.28 are a list and a brief description of patents, patent rights, patent applications, trademarks, trademark applications, and registrations, trade dress, proprietary rights, service marks, service mark applications, trade names, social media accounts, and registrations, domain names and copyrights owned by or registered in the name of the Company and used in the Business, or, except with respect to commercially available off-the-shelf software, of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right. Except as set forth on Schedule 1.28, the Company owns all rights in, or possesses adequate licenses or other rights to use, all patents, patent applications, trademarks, trademark applications and registrations, trade dress, service marks, service mark applications and registrations, proprietary rights, trade names, social media accounts and registrations, domain names, copyrights, manufacturing processes, batch tickets, designs, website content, formulae, technology, molds, trade secrets and know how necessary to conduct the Business as conducted prior to Closing (collectively, “Intellectual Property”). To the Knowledge of the Sellers, the Intellectual Property does not infringe or conflict upon the right of any third party, and to the Knowledge of the Sellers, there has not been, and are, no infringing uses by third parties of the Intellectual Property owned by the Company. No Seller owns or has any interest in the Intellectual Property used by the Company in connection with the Business. No past or present employee or independent contractor (including consultants) of the Company has any ownership interest, license, permission, or other rights in or to any Intellectual Property, ideas, inventions, processes, works of authorship, and other work products that relate to the Business, that was conceived, created, authored or developed, in whole or in part, by such employee or independent contractor.

1.29	Real Property. The Company does not, directly or indirectly, own any real property, nor has it ever owned any real property. Schedule 1.29 sets forth the address of each parcel of real estate leased by the Company (“Leased Real Property”), a true and complete list of all leases for each such Leased Real Property, and the amount of security deposit for each such Leased Real Property. The Company has not collaterally assigned or granted any other security interest in any Leased Real Property or any interest therein. Except as set forth on Schedule 1.29, each Contract for Leased Real Property is legal, valid, binding, enforceable, and in full force and effect, and the Company’s possession and quiet enjoyment of the Leased Real Property under such lease has not been disturbed, and there are no disputes with respect to such lease. Except as set forth on Schedule 1.29, neither the Company nor any other party to the lease is in breach or default under such lease. No event has occurred, or circumstance exists which, with the delivery of the notice, the passage of time, or both, would constitute such a breach or default or permit the termination, modification, or acceleration of rent under such lease.

1.30	Labor Matters. The Company, and its subsidiaries, opiating any collective bargaining agreement or other Contract with a union, works council, or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set fortis in compliance in all material respects with all Laws with respect to employment and employment practices, terms and conditions of employment and wages and hours (including the Employee Retirement Income Security Act of 1974, as amended, and the Contract Service Act, as amended), including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates, and the Company is not engaged in any unfair labor practice and has not been threatened with a possible claim for any such practice. The Company has properly classified its employees and independent contractors. Except as set forth in Schedule 1.30 the Company is not, and has not been for the past five years, a party to, bound by, or negh in Schedule 1.30, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

1.31	Tax Matters. Schedule 1.31 contains a list of states, territories, and jurisdictions (whether foreign or domestic) in which the Company files Tax Returns. Other than in the ordinary course of business allowing for the delays in preparing lodgment as the case may be, the Company has filed all Tax Returns required to file. All such filed Tax Returns were true, correct, and complete. Except as set forth on Schedule 1.31, and subject to allowance and assessment for carried forward losses on a consolidated or non-consolidated basis, all Taxes due and payable prior to Closing by the Company have been paid. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has not received. any notice from any Governmental Entity that it is subject to an audit or investigation that could result in the payment of additional Taxes. The Company is not a party to any Tax allocation, sharing, indemnity, or similar agreement. The Company has no Liability for the Taxes of any Person, as a transferee or successor, by Contract, or otherwise.

1.32	Absence of Certain Developments. Since March 31, 2023, the Company has conducted its business in the ordinary course of business consistent with past practice.

1.33	Related Party Transactions. Except as set forth on Schedule 1.33 and save for where directors or officers perform consulting services or executive directors role in the management of the underlying business of the Buyer or Seller as the case may be for which they are paid, the Company is not currently a party to any Related Party Transaction in connection with the Business and has not been a party to any such Related Party Transaction since March 31, 2023.

1.34	Brokerage and Finder’s Fees. Other than in the ordinary course of business or as disclosed, neither the Company nor any Seller has incurred, and neither the Company nor any Seller will incur any brokerage, finder, or similar fee in connection with the transactions contemplated by the Transaction Documents to which any of them is a party.

1.35	Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws.

1.36	Accounts; Powers of Attorney. Schedule 1.36 sets forth a correct and complete list of all accounts or safe deposit boxes at any bank or other financial institution of the Company and the names of all Persons authorized to draw thereon or have access thereto. Except as set forth on Schedule 1.36, no Person holds a power of attorney to act on behalf of the Company.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that the statements contained in this Agreement are true and correct as of the date hereof:

1.38	Organization and Qualification. Buyer is a corporation duly incorporated, validly existing, and in good standing under the Laws of Nevada, Buyer is qualified to transact business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify has not and would not reasonably be expected to have a Material Adverse Effect on Buyer.

1.39	Power and Authority; Enforceability. Buyer has all requisite corporate power and authority to enter into and consummate the transactions contemplated by the Transaction Documents to which Buyer is a party. The execution and delivery by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer. The Transaction Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that (a) their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditor’s rights generally, and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

1.40	No Conflict. Neither the execution and delivery of this Agreement nor the performance of the provisions hereof or the transactions contemplated hereby: (a) violate or conflict with Buyer’s Organizational Documents; (b) materially violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, that is applicable to Buyer; or (c) will result in a material breach of any of the terms or conditions of, or constitute a material default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Buyer is a party or by which any of its respective properties or assets may be bound or affected. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not require any material authorization, consent, approval, exemption, or other material action by or notice to any Governmental Entity or other third party, under any Material Contract or Governmental Contract to which the Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject.

1.41	Brokerage and Finder’s Fee. Other than in the ordinary course of business or as disclosed, the Buyer has not incurred, nor will the Buyer incur any brokerage, finder, or similar fee in connection with the transactions contemplated by the Transaction Documents to which it is a party.

1.42	Investment Intent. Buyer is acquiring the Equity Interests for its account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing, or otherwise disposing of the Equity Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Buyer agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Buyer is able to bear the economic risk of holding the Equity Interests for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risk of its investment.

1.43	Buyer’s Investigation and Reliance. Buyer is a sophisticated purchaser and has made its investigation, review, and analysis regarding the Companies and the transactions contemplated hereby, which investigation, review, and analysis were conducted by Buyer and expert advisors that it has engaged for such purpose. Buyer and its Representatives have been provided with complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries and additional information that they have requested in connection with their investigation of the Companies and the transactions contemplated hereby. Buyer is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Sellers or their Affiliates or Representatives with respect to the Companies, except as expressly set forth in Agreement and the Disclosure Schedules. Neither the Sellers nor any of their Affiliates or Representatives shall have any liability to Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms”, management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement. Neither the Sellers nor any of their Affiliates or Representatives are making, directly or indirectly, any representation or warranty with respect to any estimates, projections, or forecasts involving the Companies. Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Companies without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, on an “as is” and “where is” basis, except as expressly set forth in Agreement and the Disclosure Schedules. Buyer has no Knowledge or reason to believe that any of the representations or warranties made by the Sellers as of the date hereof are untrue, incomplete or inaccurate. Nothing in this Section 1.43 is intended to modify or limit any of the representations or warranties of the Sellers set forth in Agreement.

INDEMNIFICATION

1.44	Survival of Representations, Warranties, Covenants, and Agreements. For a period of two years from the Closing, the Purchaser and the Seller hereby agree to indemnify, defend and hold the other Party, its Affiliates, its licensees, its licensors, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents (and, in case of such licensors, their trustees, faculty, medical and professional staff and students) (collectively, “Representatives”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation (collectively, “Damages”) arising out of or resulting from any claim, suit, proceeding or cause of action (each, a “Claim”) brought by a Third Party against a Party or its Representatives based on: (a) breach of any representation or warranty by the Indemnifying Party contained in this Agreement, (b) breach of any applicable Law by such Indemnifying Party, or (c) gross negligence or willful misconduct by such Indemnifying Party, its Affiliates, or their respective employees, contractors or agents.

1.45	MISCELLANEOUS PROVISIONS

1.46	Expenses. The Parties will each bear their costs and expenses relating to the negotiation and the implementation of the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants, or other representatives, whether or not such transactions are consummated.

1.47	Amendment and Modification; Waivers, Third-Party Beneficiary. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in writing, executed by Buyer and the Sellers. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, other than: (I) the Released Parties, who are intended third-party beneficiaries of the provisions set forth in Section 1.13, and (ii) the Buyer Indemnified Parties and Seller Indemnified Parties, who are intended third-party beneficiaries of the provisions set forth in Agreement. Any waiver or consent will be effective only in the specific instance and for the specific purpose for which it is given.

1.48	Notices. All notices, requests, demands, and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the five (5th) Business Day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified mail, return receipt requested. All notices hereunder must be delivered to the following addresses and (iii) if sent by telecopy, upon receipt provided that a hard copy of such notice or other communication is sent via first class mail, postage prepaid within one (1) Business Day following the transmission be telecopy:

If to Company or Sellers:

Fynity Global Equities EBT Inc.

3333 Lee Parkway, Suite 600

Dallas, Texas 75211

Attention: Jayakumar Gopalan, Co-founder & CEO

If to Buyer:

SMC Entertainment, Inc.

9170 Glades Road, Suite 150

Boca Raton Fl 33434

Attention: Erik Blum, CEO

1.49	Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated by any Party without the prior written consent of the other Parties, which consent will not be unreasonably withheld. Notwithstanding the foregoing, (I) Buyer may assign in whole or in part its rights pursuant to this Agreement to one or more of their Affiliates, (ii) Buyer may assign this Agreement and its rights and obligations under this Agreement in connection with a merger or consolidation involving Buyer, or in connection with a sale of substantially all of the equity or assets of Buyer or other disposition of substantially all of the Business provided the assignment will not relieve Buyer of its obligations pursuant to this Agreement, and (iii) Buyer may assign any or all of its rights pursuant to this Agreement or the Transaction Documents, including its rights to indemnification, to any of its lender(s) as collateral security.

1.50	Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive Laws of the State of Nevada (without regard to the Laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance, and remedies. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada and of the United States located in Nevada, for the purposes of any such action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

The Buyer and the Sellers specifically represent and warrant that they were represented by legal counsel and obtained legal advice regarding Section 1.50 and other provisions of this Agreement.

1.51	Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

1.52	Counterparts. This Agreement may be executed simultaneously with original, facsimile, or .pdf signatures in one or more counterparts, each of which will be deemed an original, but all together will constitute the same instrument.

1.53	Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

1.54	Entire Agreement. This Agreement and the exhibits and other writings referred to in this Agreement or any such exhibit or other writing are part of this Agreement, together embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transaction or transactions contemplated by this Agreement.

1.55	Severability. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision will become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

1.56	Cumulative Remedies; Specific Performance. All rights and remedies of a Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. Each Party will expressly be entitled to specific performance as a remedy.

1.57	Publicity. On or before the date of this Agreement, the Sellers will issue any press release or make any other public statement relating to the transactions contemplated hereby unless (a) agreed to by the other Parties hereto, or (b) required by Law or court order and any such release or statement will be subject to prior review by the other Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Stock Exchange Agreement to be duly executed as of the day and year first above written.

Buyer:	SMC ENTERTAINMENT, INC.

	By:	/s/ Erik Blum
	Name:	Erik Blum
	Its:	Chief Executive Officer

Company:	FYNITY GLOBAL EQUITIES EBT INC.

	By:	/s/ Jayakumar Gopalan
	Name:	Jayakumar Gopalan
	Its:	Chief Executive Officer

Sellers Name:	Sellers Signature:

EXHIBIT A

SELLERS

Seller	Equity Interests	Shares of Preferred Stock of Buyer to be issued to each Seller

A-1

EXHIBIT B

DEFINITIONS

As used in this Agreement, the following terms will have the meanings indicated below.

1.	“$” shall mean United States Dollars.

2.	“Acquisition” shall mean the consummation of the transactions contemplated by the Agreement.

3.	“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “Control” or “Controlling” or “Controlled by” will mean, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise

4.	“Business Day” means any day other than Saturday or Sunday on which banks are open for business in New York, NY.

5.	“Code” means the Internal Revenue Code of 1986, as amended.

6.	“Company” means Fyniti Global Equities EBT Inc. and its wholly-owned subsidiaries..

7.	“Contracts” means all oral or written contracts, agreements, instruments, and other documents to which a Person is a party or by which it or its assets is or are bound.

8.	“Environmental Law” means all Laws: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations, any state analogs or any similar laws in foreign jurisdictions): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 USC §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1976, as amended, 15 USC §§ 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 USC §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 USC §§ 7401 et seq.

9.	“GAAP” means US generally accepted accounting principles, consistently applied.

10.	“Governmental Entity” means any court, administrative agency or commission, self-regulatory organization or other foreign, domestic, or quasi-governmental authority or instrumentality.

11.	“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (d) all capital lease liabilities of such Person determined in accordance with GAAP; (e) all guarantees of such Person in connection with any of the foregoing; (f) any debt-like obligation or financing-type arrangement in respect of the deferred purchase price of property or property received as of the Closing with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise; (g) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing; and (h) all obligations or indebtedness of the Company owed to any Seller.

12.	“Insider” means (a) any officer, director, or owner of the Company; (b) any individual related by blood, marriage or adoption to any individual listed in clause (a) hereof; or (c) any Person in which any individual listed in clauses (a) or (b) hereof has a beneficial interest.

13.	“Knowledge” means the actual knowledge of such Person after reasonable inquiry, and “Knowledge” as it is applied to the Company, means the actual knowledge of its officers and directors, after reasonable inquiry.

14.	“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

15.	“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

16.	“Lien” means any mortgage, pledge, deed of trust, assignment, lien, charge, encumbrance, judgment, pledge or security interest of any kind or nature whatsoever or any claim of right of any third-party, or the interest of a vendor or lessor under any conditional sale Contract, capital lease or other title retention Contract.

17.	“Losses” means any and all losses, Liabilities, damages, fees, direct and indirect damages (excluding consequential and incidental damages, lost profits, and punitive damages unless owed to a third party), and costs and expenses (including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals).

18.	“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of the Business.

19.	“Material Contract” means:

(I)	each Contract of the Company involving aggregate consideration in excess of $100,000.

(ii)	all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)	all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)	all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v)	all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) that are not terminable by the Company on 60 days’ notice or less;

(vi)	except for Contracts relating to trade receivables, all Contracts relating to Indebtedness;

(vii)	all Government Contracts.

(viii)	all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)	any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)	all Contracts between or among the Company on the one hand and any Seller or any Affiliate of a Seller on the other hand;

(xi)	all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

20.	“Ordinary Course of Business” means the ordinary course of the Business, consistent with past practice, including with regard to nature, frequency, and magnitude.

21.	“Organizational Documents” means the articles or certificate of incorporation, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.

22.	“Outstanding Transaction Expenses” means fees and expenses incurred by the Companies or the Sellers on or prior to the Closing relating to the negotiation, execution and delivery of this Agreement and the other Transaction Documents.

23.	“Permitted Liens” means (a) liens for current Taxes, assessments or other claims by a Governmental Entity not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the Business; and (c) such other imperfections in title, charges, restrictions, or Liens that do not, individually or in the aggregate, materially detract from or diminish the value of or materially interfere with the present ownership, use and operation of such asset as used in the Business.

24.	“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Entity, or other legally recognized entity.

25.	“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing.

26.	“Related Party Transaction” means any Contract, arrangement, or understanding under which a Company or its Insiders (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or its Affiliates; (b) owns any direct or indirect interest of any kind in, or is a director, officer, member, employee, partner, equity owner, consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person which is (I) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of a Company,` or (ii) participates in any transaction to which a Company is a party; or (c) is or has been a party to any Contract, arrangement, understanding or transaction with a Company.

27.	“Release” or “Released” will have the meaning specified in 42 USC § 9601.

28.	“Tax Return” means all returns, declarations, reports, statements, computations and other documents required to be filed with any Governmental Entity in respect of Taxes.

29.	“Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, membership interest, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

EXHIBIT C

CERTIFICATE OF DESIGNATION

Schedule 1

Phasee	Milestone	Target Date	Target Capabilities
1st Phase	Core EBT platform	May 23	1)	Core blocks trading platform (basket trading)
			2)	Connect to brokerage accounts and trade blocks
2nd Phase	Direct Indexing	Aug 23	1)	Direct indexing that almost replicates the characteristics of popular indexing without those fees
3rd Phase	Tax loss harvesting and another portfolio optimization	Nov 23	1)	Ability to optimize blocks and portfolios including tax loss harvesting, better capital gain distributions etc.
			2)	Pro subscriptions with value added services
4th Phase	Advanced customization, embedded blocks platform (white label platform)	Mar 24	1)	Ability to customize to individual needs
			2)	Leverage advanced concepts for Pro subscribers
			3)	Embed the blocks platform by partners

C-1